Exhibit 99.1

Resources Global Professionals Announces Quarterly Dividend and Dividend Payment Date

IRVINE, Calif.--(BUSINESS WIRE)--January 21, 2022--Resources Global Professionals (“RGP”), the operating subsidiary of Resources Connection, Inc. (Nasdaq: RGP), announced today that the Board of Directors of its parent company has approved a cash dividend of $0.14 per share, payable on March 17, 2022 to all shareholders of record on February 17, 2022.

ABOUT RGP

RGP is a global consulting firm helping businesses tackle transformation, change and compliance challenges by supplying the right professional talent and solutions. As a next-generation human capital partner for our clients, we specialize in solving today’s most pressing business problems across the enterprise in the areas of transactions, regulations, and transformations. Our pioneering approach to workforce strategy and our agile human capital model quickly align the right resources for the work at hand with speed and efficiency. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’, and partners’ success. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 5,000 professionals, we annually engage with over 2,100 clients around the world from over 40 physical practice offices and multiple virtual offices. We are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served over 85% of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Contacts

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Investor Contact:
Jenn Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jenn.ryu@rgp.com